Exhibit 99.1

For Immediate Release
May 4, 2021

TCG BDC, Inc. Announces First Quarter 2021 Financial Results and Declares Second Quarter 2021 Regular Dividend of $0.32 Per Common Share and Supplemental Dividend of $0.04 per Common Share

New York - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its first quarter ended March 31, 2021.

Linda Pace, TCG BDC’s Chief Executive Officer said, "Our first quarter financial results were solid, and we are pleased with the strong momentum in our business. Our fundamental credit performance continues to improve alongside the macroeconomic recovery in the U.S., and as we look forward, we are well positioned to deliver attractive and sustainable income to our shareholders.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	March 31, 2021	December 31, 2020
Total investments, at fair value	$1,841,634	$1,825,749
Total assets	1,904,087	1,922,613
Total debt	945,475	983,923
Total net assets	$910,520	$901,363
Net assets per common share	$15.70	$15.39

	For the three month periods ended
	March 31, 2021	December 31, 2020
Total investment income	$40,848	$43,514
Net investment income (loss)	20,679	21,909
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	15,225	16,254
Net increase (decrease) in net assets resulting from operations	$35,904	$38,163

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.36	$0.38
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	0.29	0.28
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.65	$0.66
Weighted-average shares of common stock outstanding—Basic	55,039,010	55,961,413
Regular dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.05	$0.04
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First Quarter 2021 Highlights
(dollar amounts in thousands, except per share data)
•Net investment income, net of the preferred dividend, for the three month period ended March 31, 2021 was $19,804, or $0.36 per common share, as compared to $21,044, or $0.38 per common share, for the three month period ended December 31, 2020.
•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended March 31, 2021 was $15,225, or $0.29 per share, as compared to $16,254, or $0.28 per share, for the three month period ended December 31, 2020.
•Net increase (decrease) in net assets resulting from operations attributable to common stockholders for the three month period ended March 31, 2021 was $35,029, or $0.65 per common share, as compared to $37,298, or $0.66 per share, for the three month period ended December 31, 2020.
•During the three month period ended March 31, 2021, the Company repurchased and extinguished 0.5 million shares of the Company's common stock pursuant to the Company’s previously announced $150 million stock repurchase program at an average cost of $12.03 per share, or $5.6 million in the aggregate, resulting in accretion to net assets per share of $0.03. As of March 31, 2021, there was $47.6 million remaining under the stock repurchase program.
•On May 3, 2021, the Board of Directors declared a regular quarterly common dividend of $0.32 plus a supplemental common dividend of $0.04, which are payable on July 15, 2021 to common stockholders of record on June 30, 2021.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of March 31, 2021, the fair value of our investments was approximately $1,841,634, comprised of 164 investments in 119 portfolio companies/investment fund across 27 industries. This compares to the Company’s portfolio as of December 31, 2020, as of which date the fair value of our investments was approximately $1,825,749, comprised of 160 investments in 117 portfolio companies/investment fund across 27 industries.
As of March 31, 2021 and December 31, 2020, investments consisted of the following:

	March 31, 2021		December 31, 2020
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt (excluding First Lien/Last Out)	$1,164,592	63.2%	$1,161,881	63.6%
First Lien/Last Out	62,061	3.4	62,182	3.4
Second Lien Debt	299,322	16.3	284,523	15.6
Equity Investments	35,030	1.9	33,877	1.9
Investment Funds	280,629	15.2	283,286	15.5
Total	$1,841,634	100.0%	$1,825,749	100.0%
The following table shows our investment activity for the three month period ended March 31, 2021:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt (excluding First Lien/Last Out)	$98,408	65.0%	$(106,827)	71.7%
First Lien/Last Out	—	—	(246)	0.2
Second Lien Debt	52,369	34.6	(41,531)	27.9
Equity Investments	645	0.4	(446)	0.3
Investment Funds	—	—	—	—
Total	$151,422	100.0%	$(149,050)	100.1%
Overall, total investments at fair value increased by 0.9%, or $15,885, during the three month period ended March 31, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).

As of March 31, 2021, the total weighted average yield for our first and second lien debt investments on an amortized cost basis was 7.63%, which includes the effect of accretion of discounts and amortization of premiums and are based on interest rates as of March 31, 2021. As of March 31, 2021, on a fair value basis, approximately 0.9% of our debt investments bear interest at a
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fixed rate and approximately 99.1% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

The Company has investments in two credit funds, Middle Market Credit Fund, LLC (“Credit Fund”) and Middle Market Credit Fund II, LLC (“Credit Fund II”), which represented 15.2% of the Company's total investments at fair value.

Total investments at fair value held by Credit Fund, which is not consolidated with the Company, decreased by 6.9%, or $73,104, during the three month period ended March 31, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of March 31, 2021, Credit Fund had total investments at fair value of $983,277, which comprised 97.3% of first lien senior secured loans and 2.4% of second lien senior secured loans at fair value, 0.2% of equity investments at fair value. As of March 31, 2021, on a fair value basis, approximately 2.7% of Credit Fund's debt investments bear interest at a fixed rate and approximately 97.3% of Credit Fund’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As of March 31, 2021, total investments at fair value held by Credit Fund II, which is not consolidated with the Company, increased by 0.8%, or $1,954, during the three month period ended March 31, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of March 31, 2021, Credit Fund II had total investments at fair value of $248,375, which comprised 90.5% of first lien senior secured loans and 9.5% of second lien senior secured loans at fair value. As of March 31, 2021, on a fair value basis, approximately 0.9% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 99.1% of Credit Fund II’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”. Key drivers of internal risk ratings include financial metrics, financial covenants, liquidity and enterprise value coverage.
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3	Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5	Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.
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Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of March 31, 2021 and December 31, 2020:

	March 31, 2021		December 31, 2020
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$19.1	1.3%	$19.1	1.3%
Internal Risk Rating 2	1,097.9	71.9	1,047.5	69.4
Internal Risk Rating 3	324.9	21.3	361.1	23.9
Internal Risk Rating 4	49.6	3.2	48.1	3.2
Internal Risk Rating 5	34.5	2.3	32.8	2.2
Total	$1,526.0	100.0%	$1,508.6	100.0%
As of March 31, 2021 and December 31, 2020, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.4, respectively.

Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended March 31, 2021 and December 31, 2020 was $40,848 and $43,514, respectively. This $2,666 net decrease was primarily due to lower interest income from a lower average loan balance as well as lower OID accretion and prepayment fees due to lower loan prepayments in the quarter. This was partially offset by higher total dividends from the credit funds.

Total expenses for the three month periods ended March 31, 2021 and December 31, 2020 were $20,169 and $21,605, respectively. This $1,436 net decrease during the three month period ended March 31, 2021 was due to lower credit facility fees and a decrease in the management and incentive fee expense in the three month period ended March 31, 2021.

During the three month period ended March 31, 2021, the Company recorded a net realized and unrealized gain on investments of $15,532. This was driven by tightening market yields and improving credit fundamentals, resulting in increases in fair value.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of March 31, 2021, the Company had cash and cash equivalents of $35,493, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $309,397. As of March 31, 2021, the Company had $378,603 of remaining unfunded commitments and $358,091 available for additional borrowings under its revolving credit facilities, subject to leverage and borrowing base restrictions.

Dividends

On May 3, 2021, the Board of Directors declared a regular quarterly common dividend of $0.32 plus a supplemental common dividend of $0.04, which are payable on July 15, 2021 to common stockholders of record on June 30, 2021.
On March 31, 2021, the Company declared and paid a cash dividend on the Preferred Stock for the period from January 1, 2021 to March 31, 2021 in the amount of $0.438 per Preferred Share to the holder of record on March 31, 2021.
Conference Call

The Company will host a conference call at 11:00 a.m. EDT on Wednesday, May 5, 2021 to discuss these quarterly financial results. The call and webcast will be available on the TCG BDC website at tcgbdc.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “TCG BDC Financial Results Call.” The conference call will be webcast simultaneously via a link on TCG BDC’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,575,395 and $1,574,182, respectively)	$1,528,400	$1,509,271
Investments—non-controlled/affiliated, at fair value (amortized cost of $38,395 and $37,571, respectively)	27,650	26,180
Investments—controlled/affiliated, at fair value (amortized cost of $311,202 and $311,213, respectively)	285,584	290,298
Total investments, at fair value (amortized cost of $1,924,992 and $1,922,966, respectively)	1,841,634	1,825,749
Cash and cash equivalents	35,493	68,419
Receivable for investment sold/repaid	1,192	4,313
Deferred financing costs	3,502	3,633
Interest receivable from non-controlled/non-affiliated investments	12,948	12,634
Interest receivable from non-controlled/affiliated investments	580	569
Interest and dividend receivable from controlled/affiliated investments	7,925	6,480
Prepaid expenses and other assets	813	816
Total assets	$1,904,087	$1,922,613
LIABILITIES
Secured borrowings	$309,397	$347,949
2015-1 Notes payable, net of unamortized debt issuance costs of $2,602 and $2,664, respectively	446,598	446,536
Senior Notes, net of unamortized debt issuance costs of $520 and $562, respectively)	189,480	189,438
Payable for investments purchased	12,818	809
Interest and credit facility fees payable	2,427	2,439
Dividend payable	20,280	19,892
Base management and incentive fees payable	11,047	11,549
Administrative service fees payable	202	85
Other accrued expenses and liabilities	1,318	2,553
Total liabilities	993,567	1,021,250

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,0000 shares authorized; 2,000,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020	50,000	50,000
Common stock, $0.01 par value; 200,000,000 shares authorized; 54,809,262 and 55,320,309 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	548	553
Paid-in capital in excess of par value	1,075,871	1,081,436
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(214,266)	(228,993)
Total net assets	$910,520	$901,363
NET ASSETS PER COMMON SHARE	$15.70	$15.39

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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the three month periods ended
	March 31, 2021	December 31, 2020
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$31,756	$34,001
Other income	1,467	2,973
Total investment income from non-controlled/non-affiliated investments	33,223	36,974
From non-controlled/affiliated investments:
Interest income	38	14
Other income	3	—
Total investment income from non-controlled/affiliated investments	41	14
From controlled/affiliated investments:
Interest income	56	48
Dividend income	7,528	6,478
Total investment income from controlled/affiliated investments	7,584	6,526
Total investment income	40,848	43,514
Expenses:
Base management fees	6,800	7,063
Incentive fees	4,257	4,480
Professional fees	691	800
Administrative service fees	282	140
Interest expense	6,975	6,907
Credit facility fees	519	1,655
Directors’ fees and expenses	116	95
Other general and administrative	405	431
Total expenses	20,045	21,571
Net investment income (loss) before taxes	20,803	21,943
Excise tax expense	124	34
Net investment income (loss)	20,679	21,909
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	1,672	(8,783)
Controlled/affiliated investments	1	—
Currency gains (losses) on non-investment assets and liabilities	(82)	23
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	17,916	28,425
Non-controlled/affiliated	646	(900)
Controlled/affiliated	(4,703)	1,086
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	(225)	(3,597)
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	15,225	16,254
Net increase (decrease) in net assets resulting from operations	35,904	38,163
Preferred stock dividend	875	865
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$35,029	$37,298
Basic and diluted earnings per common share:
Basic	$0.65	$0.66
Diluted	$0.60	$0.62
Weighted-average shares of common stock outstanding:
Basic	55,039,010	55,961,413
Diluted	60,306,312	61,224,570
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About TCG BDC, Inc.

TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through March 31, 2021, TCG BDC has invested approximately $6.4 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: tcgbdc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 brittany.berliner@carlyle.com
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